Exhibit 99.1

Callaway Golf Company Announces Record Second Quarter Net Sales; Raises Earnings Guidance; And Announces New $100 Million Stock Repurchase Program

- Second quarter 2019 net sales of $447 million, a 13% increase compared to the second quarter of 2018.

- Second quarter 2019 non-GAAP fully diluted earnings per share of $0.37, a 41% decrease compared to $0.63 in the second quarter of 2018. On a GAAP basis, second quarter 2019 earnings per share decreased to $0.30 compared to $0.63 in the second quarter of 2018.

- Second quarter 2019 Adjusted EBITDA of $66 million, a 25% decrease compared to $88 million in the second quarter of 2018. On a GAAP basis, net income for the second quarter of 2019 was $28.9 million compared to $60.9 million for the second quarter of 2018.

- Full year 2019 net sales guidance increased to $1,685 million - $1,700 million compared to prior guidance of $1,670 million - $1,700 million.

- Full year 2019 non-GAAP earnings per share guidance increased to $1.03 - $1.09 compared to prior guidance of $0.96 - $1.06.

- Full year 2019 Adjusted EBITDA guidance increased to $208 million - $215 million compared to prior guidance of $200 million - $215 million.

CARLSBAD, Calif., Aug. 8, 2019 /PRNewswire/ -- Callaway Golf Company (NYSE:ELY) today announced net sales growth of 13% in the second quarter of 2019 with record second quarter net sales of $447 million, and the Company raised full year earnings guidance and announced a new stock repurchase program.

"We are very pleased with our results for the second quarter and first half of 2019," commented Chip Brewer, President and Chief Executive Officer of Callaway Golf Company. "Given the success of our 2019 product line and our TravisMathew business to date, and with the Jack Wolfskin business delivering 14% growth in local currency in the second quarter, we were able to overcome significant foreign currency headwinds and increase our guidance for the full year."

"We expect strong year-over-year earnings comparisons in the second half, with significant increases anticipated in Adjusted EBITDA for the full year 2019 compared to 2018, despite considerable foreign currency headwinds this year," added Mr. Brewer. "This reflects the strength of our 2019 golf product line, a more favorable second half golf product launch cadence, the continuing momentum of our TravisMathew business, and our outlook for the seasonal Jack Wolfskin business, which is expected to earn all of its 2019 profit in the second half."

Commenting further on the Jack Wolfskin business, Mr. Brewer added, "The Jack Wolfskin business showed nice growth in the second quarter of 2019 compared to 2018 as a result of excellent performance in its direct-to-consumer business. Our investments in this important channel, which is a combination of owned and operated retail stores and ecommerce platforms, are beginning to pay off nicely with double digit growth in e-commerce and high single digit growth in owned retail during the quarter. We are pleased to see this clear sign of progress and we remain excited about the long-term prospects for the Jack Wolfskin brand and the growth and scale opportunities it presents for our overall global apparel portfolio."

The Company also announced today that the Board of Directors has authorized the Company to repurchase up to $100 million of the Company's common stock in open market or in private transactions. This new repurchase authorization replaces the prior $50 million repurchase program, which has been terminated by the Board of Directors, cancelling the remaining $22 million of authorization under that program. The Company will assess market conditions, buying opportunities and other factors from time to time and will make strategic repurchases as appropriate. The repurchases will be made in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, subject to market conditions, applicable legal requirements and other factors, and the repurchases will be made consistent with the terms of the Company's credit facility, which defines the amount of stock that can be repurchased. The repurchase program does not require the Company to acquire a specific number of shares and it will remain in effect until completed or until terminated by the Board of Directors.

GAAP and Non-GAAP Results

In addition to the Company's results prepared in accordance with GAAP, the Company provided information on a non-GAAP basis. The purpose of this non-GAAP presentation is to provide additional information to investors regarding the underlying performance of the Company's business without certain non-recurring items and non-cash purchase accounting adjustments related to our acquisitions.

The Company also provided sales information on a constant currency basis and information regarding its earnings before interest, taxes, depreciation and amortization expense, non-cash stock compensation expenses, and the non-recurring OGIO, TravisMathew and Jack Wolfskin transaction and transition-related expenses ("Adjusted EBITDA").

The manner in which this non-GAAP information is derived is discussed further toward the end of this release, and the Company has provided in the tables to this release a reconciliation of the non-GAAP information to the most directly comparable GAAP information.

Summary of Second Quarter 2019 Financial Results

The Company announced the following GAAP and non-GAAP financial results for the second quarter of 2019 (in millions, except EPS):

2019 RESULTS (GAAP)				NON-GAAP PRESENTATION
	Q2 2019	Q2 2018	Change	Q2 2019 Non-GAAP	Q2 2018 Non-GAAP	Change
Net Sales	$447	$396	$51	$447	$396	$51
Gross Profit/ % of Sales	$207 46.3%	$193 48.6%	$14 (230) b.p.	$212 47.5%	$193 48.6%	$19 (110) b.p.
Operating Expenses	$162	$118	$44	$159	$118	$41
Pre-Tax Income	$36	$78	($42)	$44	$78	($34)
Income Tax Provision	$7	$17	($10)	$9	$17	($8)
Net Income	$29	$61	($32)	$35	$61	($26)
EPS	$0.30	$0.63	($0.33)	$0.37	$0.63	($0.26)

	Q2 2019	Q2 2018	Change
Adjusted EBITDA	$66	$88	($22)

For the second quarter of 2019, as compared to the same period in 2018, the Company's net sales increased $51 million (13%) to $447 million, a new record for the Company. The continued net sales growth was achieved despite an estimated negative impact of $9 million from changes in foreign currency rates and reflects the acquisition of Jack Wolfskin in January 2019, which contributed $48 million in net sales in the second quarter of 2019. This second quarter net sales growth was led by increases in apparel (+138%), Gear and Other (+21%) and golf balls (+4%).

For the second quarter of 2019, the Company's gross margin decreased 230 basis points to 46.3% compared to 48.6% for the second quarter of 2018, which was in line with the Company's expectations. Excluding non-cash purchase accounting adjustments related to the Jack Wolfskin acquisition, gross margins were 47.5%, a decrease of 110 basis points. This decrease is primarily attributable to foreign currency headwinds and the current year golf equipment product mix of higher priced products which typically have lower gross margins due to more advanced technology, all of which was partially offset by the TravisMathew and Jack Wolfskin businesses, which were accretive on a gross margin basis.

Operating expenses increased $44 million to $162 million in the second quarter of 2019 compared to $118 million for the same period in 2018. Excluding non-recurring costs related to the Jack Wolfskin acquisition, operating expenses were $159 million, an increase of $41 million in the second quarter. This increase is primarily due to the addition in 2019 of operating expenses from the Jack Wolfskin business, which added an incremental $38 million of operating expense excluding the non-recurring acquisition costs.

Second quarter 2019 earnings per share decreased $0.33 to $0.30, compared to $0.63 for the second quarter of 2018. On a non-GAAP basis, 2019 second quarter earnings per share was $0.37, which excludes $0.07 per share related to the non-cash purchase accounting adjustments and the non-recurring transaction and transition expenses related to the Jack Wolfskin, TravisMathew and OGIO acquisitions. The non-GAAP earnings in 2019 includes a $9 million ($0.07 per share) increase in interest expense primarily related to the new term loan entered into in January 2019 to fund the purchase of Jack Wolfskin and foreign currency hedging losses, compared to hedging gains in the second quarter of 2018. This increased interest expense and hedging loss was slightly offset by a lower tax rate. The decrease in earnings also reflects the seasonality of the Jack Wolfskin business which generally reports an operating loss in the second quarter.

Summary of First Half 2019 Financial Results

The Company announced the following GAAP and non-GAAP financial results for the first half of 2019 (in millions, except EPS):

2019 RESULTS (GAAP)				NON-GAAP PRESENTATION
	H1 2019	H1 2018	Change	H1 2019 Non-GAAP	H1 2018 Non-GAAP	Change
Net Sales	$963	$800	$163	$963	$800	$163
Gross Profit/ % of Sales	$445 46.2%	$393 49.2%	$52 (300) b.p.	$456 47.4%	$393 49.2%	$63 (180) b.p.
Operating Expenses	$330	$233	$97	$322	$232	$90
Pre-Tax Income	$94	$158	($64)	$118	$159	($41)
Income Tax Provision	$17	$34	($17)	$22	$35	($13)
Net Income	$78	$124	($46)	$96	$124	($28)
EPS	$0.81	$1.28	($0.47)	$0.99	$1.28	($0.29)

	H1 2019	H1 2018	Change
Adjusted EBITDA	$159	$178	($19)

For the first half of 2019, the Company's net sales increased $163 million (20%) to $963 million, compared to $800 million for the same period in 2018. The Jack Wolfskin business contributed $141 million in net sales in the first half. This net sales growth was achieved despite an estimated negative impact of $24 million from changes in foreign currency rates. On a constant currency basis, net sales increased in all operating segments and in all regions, and across all major product categories. Excluding the Jack Wolfskin business, first half net sales increased 4.5% on a constant currency basis. This 4.5% increase is attributable to the continued strength of the Company's 2019 golf product line and continued brand momentum of the TravisMathew business.

For the first half of 2019, the Company's gross margin decreased 300 basis points to 46.2% compared to 49.2% for the first half of 2018, which was in line with the Company's expectations. Excluding non-cash purchase accounting adjustments related to the Jack Wolfskin acquisition, gross margins were 47.4%, a decrease of 180 basis points. This decrease is primarily attributable to foreign currency headwinds and the current year golf equipment product mix of higher priced products which typically have lower gross margins due to more advanced technology, all of which was partially offset by the TravisMathew business, which was accretive on a gross margin basis.

Operating expenses increased $97 million to $330 million in the first half of 2019 compared to $233 million for the same period in 2018. Excluding one-time costs related to the Jack Wolfskin acquisition, operating expenses were $322 million, an increase of $90 million in the first half. This increase is primarily due to the addition in 2019 of $77 million of operating expenses from the Jack Wolfskin business, as well as investments in the TravisMathew and golf equipment businesses and normal inflationary pressures.

First half 2019 earnings per share decreased $0.47 to $0.81, compared to $1.28 for the first half of 2018. On a non-GAAP basis, 2019 first half earnings per share was $0.99, which excludes $0.18 per share related to the non-cash purchase accounting adjustments and the non-recurring transaction and transition expenses related to the Jack Wolfskin, TravisMathew and OGIO acquisitions. The non-GAAP earnings in 2019 includes a $17 million ($0.15 per share) increase in interest expense primarily related to the new term loan entered into in January 2019 to fund the purchase of Jack Wolfskin. This increased interest expense was slightly offset by a lower tax rate. The decrease in earnings also reflects the seasonality of the Jack Wolfskin business which generally reports an operating loss in the first half of the year.

Business Outlook for 2019

Basis for Full Year 2019 Non-GAAP Estimates. The Company currently estimates that non-cash purchase accounting adjustments related to Jack Wolfskin will have a negative impact on 2019 earnings per share in the amount of approximately $0.12. The non-cash purchase accounting adjustments for the OGIO and TravisMathew acquisitions will have a $0.01 negative impact on earnings per share in 2019, consistent with 2018. Both of these estimates are unchanged from the Company's prior estimates.

In addition to these purchase accounting adjustments, the Company's non-GAAP guidance for 2019 excludes $0.12 per share of non-recurring transaction and transition expenses related to the Jack Wolfskin transaction, and non-recurring advisory fees. The 2018 non-GAAP adjusted results presented below exclude $0.01 per share of non-recurring transaction income related to the Jack Wolfskin acquisition.

Full Year 2019 Guidance

($ in millions, except EPS):

	Revised 2019 Non-GAAP Guidance	Previous 2019 Non-GAAP Guidance	2018* Non-GAAP Adjusted Results
Net Sales	$1,685 - $1,700	$1,670 - $1,700	$1,243
Gross Margin	46.7%	47.0%	46.5%
Operating Expenses	$628	$630	$445
Earnings Per Share	$1.03 - $1.09	$0.96 - $1.06	$1.08
*

For purposes of this presentation, the 2018 Non-GAAP Adjusted Results exclude approximately $1 million ($0.01 per share) of non-cash purchase accounting amortization for the OGIO and TravisMathew acquisitions and $0.01 per share of non-recurring transaction income related to the Jack Wolfskin acquisition.

	Revised 2019	Previous 2019	2018*
Adjusted EBITDA	$208 - $215	$200 - $215	$168
*	This presentation of Adjusted EBITDA also excludes non-cash stock compensation expense.

The Company raised its 2019 net sales guidance to $1,685 million - $1,700 million, which is above the mid-point of its prior guidance of $1,670 - $1,700 million. This would result in net sales growth of approximately 35% - 37% in 2019 compared to 2018. The estimated incremental sales growth versus previous estimates is expected to be driven by further strength in the core business which is currently estimated to grow 7% - 9%, on a constant currency full year basis when compared to 2018. The increases in the core business are expected to be driven by continued success of the 2019 golf equipment line, including the second half new product launches, namely the Epic Star irons, Epic Flash Star hybrids, and Epic Forged Irons, as well as continued brand momentum in the TravisMathew business. The Company currently estimates that changes in foreign currency rates will have a negative impact of $32 million on 2019 full year net sales when compared to 2018, a $3 million decrease from when the Company last gave guidance as the U.S. dollar weakened slightly during the second quarter of 2019.

The Company refined its 2019 gross margin estimate and currently estimates that its 2019 gross margin will be 46.7% compared to previous guidance of 47.0%.

The Company lowered its previous 2019 operating expense guidance by $2 million to $628 million.

The Company increased its non-GAAP earnings per share guidance to $1.03 - $1.09 driven by projected increases in net sales, operating expense leverage and less interest expense. The estimated tax rate remains at 20.5% for full year 2019. These estimates assume a base of 97 million fully diluted shares consistent with the Company's previous estimate of 97 million.

The Company also raised its full year 2019 Adjusted EBITDA guidance to $208 million - $215 million, which is above the mid-point of its prior guidance of $200 million – $215 million. The Adjusted EBITDA increase is driven by anticipated increases in net sales and operating expense leverage.

Third Quarter 2019

Basis for Third Quarter 2019 Non-GAAP Estimates. The non-GAAP presentation excludes non-cash purchase accounting amortization related to the Jack Wolfskin, TravisMathew, and OGIO acquisitions in the amount of approximately $0.01 for the third quarter of 2019. There is an additional $0.02 of non-recurring transaction and transition expenses in the third quarter of 2019 related to the Jack Wolfskin transaction and non-recurring advisory fees. The effect of these items on the third quarter of 2018 was approximately $0.01 of expense.

($ in millions, except EPS):

	Q3 2019 Non-GAAP Guidance	Q3 2018 Non-GAAP Adjusted Results
Net Sales	$412 - $422	$263
Earnings Per Share	$0.20 - $0.24	$0.11
Adjusted EBITDA	$48 - $52	$22

The Company expects third quarter 2019 net sales growth of over 56% compared to 2018 driven by the addition of the Jack Wolfskin business, and an increase in new product launches which include Epic Star irons, Epic Flash Star hybrids, and Epic Forged Irons, as well as continued growth in the TravisMathew business. This increase will be slightly offset by an estimated $7 million of negative impact from changes in foreign currency exchange rates compared to 2018.

The Company's non-GAAP earnings per share for the third quarter of 2019 is estimated to increase 100% to $0.22. The Company's third quarter 2019 Adjusted EBITDA is estimated to increase 127% to $50 million compared to $22 million in the third quarter of 2018. This increased profitability is expected to be driven primarily by the addition of the Jack Wolfskin business, the net sales increases in the core golf equipment business driven by new product launches and growth in the core apparel and accessories businesses, and for earnings per share by a lower estimated tax rate in the third quarter of 2019 compared to the third quarter of 2018. These estimates assume a base of 97 million shares.

Conference Call and Webcast

The Company will be holding a conference call at 2:00 p.m. Pacific time today to discuss the Company's financial results, outlook and business. The call will be broadcast live over the Internet and can be accessed at http://ir.callawaygolf.com/. To listen to the call, and to access the Company's presentation materials, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately three hours after the call ends, and will remain available through 9:00 p.m. Pacific time on August 15, 2019. The replay may be accessed through the Internet at http://ir.callawaygolf.com/.

Non-GAAP Information

The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement the GAAP results, the Company has provided certain non-GAAP financial information as follows:

Constant Currency Basis. The Company provided certain information regarding the Company's financial results or projected financial results on a "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business.

Adjusted EBITDA. The Company provides information about its results excluding interest, taxes, depreciation and amortization expenses, non-cash stock compensation expenses, as well as non-recurring OGIO, TravisMathew and Jack Wolfskin transaction and transition expenses.

Other Adjustments. The Company presents certain of its financial results excluding the non-recurring OGIO, TravisMathew and Jack Wolfskin transaction and transition expenses.

In addition, the Company has included in the schedules to this release a reconciliation of certain non-GAAP information to the most directly comparable GAAP information. The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period-over-period comparisons and in forecasting the Company's business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company's business without regard to these items. The Company has provided reconciling information in the attached schedules.

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, performance, prospects or growth and scale opportunities, including statements relating to the Company's estimated 2019 sales, gross margins, operating expenses, and earnings per share (or related tax rate and share count), future industry, market conditions, brand momentum, strength in core business and the assumed benefits to be derived from investments in the Company's core business or the OGIO, TravisMathew and Jack Wolfskin acquisitions, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "estimate," "could," "should," "intend," "may," "plan," "seek," "anticipate," "project" and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns, including unanticipated delays, difficulties or increased costs in integrating the acquired OGIO, TravisMathew and Jack Wolfskin businesses or implementing the Company's growth strategy generally; the Company's ability to successfully integrate, operate and expand the retail stores of the acquired TravisMathew and Jack Wolfskin businesses; softening market conditions in various parts of the world; any changes in U.S. trade, tax or other policies, including restrictions on imports or an increase in import tariffs; costs and disruption associated with activist investors; consumer acceptance of and demand for the Company's and its subsidiaries' products; competitive pressures; the level of promotional activity in the marketplace; unfavorable weather conditions; future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company's hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including continued compliance with the terms of the Company's credit facilities; delays, difficulties or increased costs in the supply of components or commodities needed to manufacture the Company's products or in manufacturing the Company's products; the ability to secure professional tour player endorsements at reasonable costs; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company's products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company's and its subsidiaries' products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements, the golf industry, and the Company's business, see the Company's Annual Report on Form 10-K for the year ended December 31, 2018 as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf Company

Callaway Golf Company (NYSE: ELY) is a premium golf equipment and active lifestyle company with a portfolio of global brands, including Callaway Golf, Odyssey, OGIO, TravisMathew and Jack Wolfskin. Through an unwavering commitment to innovation, Callaway manufactures and sells premium golf clubs, golf balls, golf and lifestyle bags, golf and lifestyle apparel and other accessories. For more information please visit www.callawaygolf.com, www.odysseygolf.com, www.OGIO.com, www.travismathew.com, and www.jack-wolfskin.com.

Contacts: Brian Lynch
Patrick Burke
(760) 931-1771

CALLAWAY GOLF COMPANY
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30, 2019	December 31, 2018
ASSETS

Current assets:
Cash and cash equivalents	$81,490	$63,981
Accounts receivable, net	263,652	71,374
Inventories	360,467	338,057
Other current assets	80,371	51,494
Total current assets	785,980	524,906

Property, plant and equipment, net	121,511	88,472
Operating lease right-of-use assets, net	167,585	—
Intangible assets, net	709,500	280,508
Deferred taxes, net	68,752	75,079
Investment in golf-related ventures	72,238	72,238
Other assets	11,655	11,741
Total assets	$1,937,221	$1,052,944

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$208,287	$208,653
Accrued employee compensation and benefits	39,074	43,172
Asset-based credit facilities	165,467	40,300
Accrued warranty expense	10,976	7,610
Current operating lease liabilities	27,253	—
Long-term debt, current portion	4,643	2,411
Other current liabilities	6,091	1,091
Total current liabilities	461,791	303,237

Long-term debt	465,826	7,218
Long-term operating lease liabilities	143,717	—
Long-term liabilities	103,951	8,181
Total Callaway Golf Company shareholders' equity	761,936	724,574
Non-controlling interest in consolidated entity	—	9,734
Total liabilities and shareholders' equity	$1,937,221	$1,052,944

CALLAWAY GOLF COMPANY
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,
	2019	2018
Net sales	$446,708	$396,311
Cost of sales	239,891	203,614
Gross profit	206,817	192,697
Operating expenses:
Selling	113,113	83,261
General and administrative	35,423	24,408
Research and development	13,082	10,708
Total operating expenses	161,618	118,377
Income from operations	45,199	74,320
Other (expense) income, net	(9,093)	3,861
Income before income taxes	36,106	78,181
Income tax provision	7,208	17,247
Net income	28,898	60,934
Less: Net (loss) income attributable to non-controlling interest	(33)	67
Net income attributable to Callaway Golf Company	$28,931	$60,867

Earnings per common share:
Basic	$0.31	$0.65
Diluted	$0.30	$0.63
Weighted-average common shares outstanding:
Basic	94,074	94,367
Diluted	95,891	96,928

	Six Months Ended June 30,
	2019	2018
Net sales	$962,905	$799,502
Cost of sales	517,655	406,343
Gross profit	445,250	393,159
Operating expenses:
Selling	232,434	166,221
General and administrative	72,361	46,302
Research and development	25,620	20,332
Total operating expenses	330,415	232,855
Income from operations	114,835	160,304
Other expense, net	(20,672)	(2,173)
Income before income taxes	94,163	158,131
Income tax provision	16,764	34,466
Net income	77,399	123,665
Less: Net loss attributable to non-controlling interest	(179)	(57)
Net income attributable to Callaway Golf Company	$77,578	$123,722

Earnings per common share:
Basic	$0.82	$1.31
Diluted	$0.81	$1.28
Weighted-average common shares outstanding:
Basic	94,377	94,670
Diluted	96,153	96,981

CALLAWAY GOLF COMPANY
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net income	$77,399	$123,665
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	16,999	9,766
Lease amortization expense	15,279	—
Amortization of debt issuance costs	1,295	—
Inventory step-up on acquisition	10,703	—
Deferred taxes, net	10,514	30,273
Non-cash share-based compensation	6,964	6,464
(Gain)/loss on disposal of long-lived assets	657	(3)
Unrealized (gains) losses on designated hedging instruments	2,677	(1,021)
Changes in assets and liabilities	(193,246)	(164,057)
Net cash (used in) provided by operating activities	(50,759)	5,087

Cash flows from investing activities:
Capital expenditures	(23,403)	(17,107)
Investments in golf related ventures	—	(282)
Acquisitions, net of cash acquired	(463,105)	—
Proceeds from sales of property and equipment	15	—
Net cash used in investing activities	(486,493)	(17,389)

Cash flows from financing activities:
Proceeds from credit facilities, net	125,167	8,385
Borrowings under term loan facility	480,000	—
Repayments of long-term debt	(2,325)	(1,083)
Repayments of financing leases	(232)	—
Debt issuance and credit facility amendment costs	(18,971)	—
Exercise of stock options	—	1,258
Dividends paid, net	(1,893)	(1,897)
Acquisition of treasury stock	(27,394)	(22,301)
Distributions to non-controlling interests	—	(821)
Net cash provided by (used in) financing activities	554,352	(16,459)
Effect of exchange rate changes on cash and cash equivalents	409	835
Net increase (decrease) in cash and cash equivalents	17,509	(27,926)
Cash and cash equivalents at beginning of period	63,981	85,674
Cash and cash equivalents at end of period	$81,490	$57,748

CALLAWAY GOLF COMPANY
Consolidated Net Sales and Operating Segment Information
(Unaudited)
(In thousands)

	Net Sales by Product Category					Net Sales by Product Category
	Three Months Ended June 30,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2018(1)	Six Months Ended June 30,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2018(1)
	2019	2018	Dollars	Percent	Percent	2019	2018	Dollars	Percent	Percent
Net sales:
Golf Clubs	$223,741	$232,802	$(9,061)	-3.9%	-2.2%	$485,526	$490,243	$(4,717)	-1.0%	0.8%
Golf Balls	68,612	65,882	2,730	4.1%	5.7%	130,446	120,804	9,642	8.0%	9.7%
Apparel	73,195	30,779	42,416	137.8%	145.0%	169,441	57,120	112,321	196.6%	209.9%
Gear and Other	81,160	66,848	14,312	21.4%	21.9%	177,492	131,335	46,157	35.1%	38.2%
	$446,708	$396,311	$50,397	12.7%	14.6%	$962,905	$799,502	$163,403	20.4%	23.3%

(1) Calculated by applying 2018 exchange rates to 2019 reported sales in regions outside the U.S.

	Net Sales by Region					Net Sales by Region
	Three Months Ended June 30,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2018(1)	Six Months Ended June 30,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2018(1)
	2019	2018(2)	Dollars	Percent	Percent	2019	2018(2)	Dollars	Percent	Percent
Net Sales
United States	$247,419	$233,373	$14,046	6.0%	6.0%	$496,420	$468,534	$27,886	6.0%	6.0%
Europe	81,630	46,325	35,305	76.2%	86.8%	208,243	97,527	110,716	113.5%	129.1%
Japan	55,676	59,666	(3,990)	-6.7%	-5.9%	128,904	128,941	(37)	—%	1.3%
Rest of World	61,983	56,947	5,036	8.8%	15.4%	129,338	104,500	24,838	23.8%	30.8%
	$446,708	$396,311	$50,397	12.7%	15.0%	$962,905	$799,502	$163,403	20.4%	23.5%

(1) Calculated by applying 2018 exchange rates to 2019 reported sales in regions outside the U.S.
(2) Prior period amounts have been reclassified to conform to the current year presentation of regional sales.

	Operating Segment Information					Operating Segment Information
	Three Months Ended June 30,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2018(3)	Six Months Ended June 30,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2018(3)
	2019	2018(1)	Dollars	Percent	Percent	2019	2018(1)	Dollars	Percent	Percent
Net Sales
Golf Equipment	$292,353	$298,684	$(6,331)	-2.1%	-0.5%	$615,972	$611,047	$4,925	0.8%	2.6%
Apparel, Gear and Other	154,355	97,627	56,728	58.1%	60.7%	346,933	188,455	158,478	84.1%	90.3%
	$446,708	$396,311	$50,397	12.7%	14.6%	$962,905	$799,502	$163,403	20.4%	23.3%

Income (loss) before income taxes:
Golf Equipment	$55,665	$63,948	$(8,283)	-13.0%		$125,658	$141,457	$(15,799)	-11.2%
Apparel, Gear and Other	11,314	24,082	(12,768)	-53.0%		34,033	43,531	(9,498)	-21.8%
Reconciling items(2)	(30,873)	(9,849)	(21,024)	213.5%		(65,528)	(26,857)	(38,671)	-144.0%
	$36,106	$78,181	$(42,075)	-53.8%		$94,163	$158,131	$(63,968)	-40.5%

(1) The Company changed its operating segments as of January 1, 2019. Accordingly, prior period amounts have been reclassified to conform with the current period presentation.
(2) Represents corporate general and administrative expenses and other income (expense) not utilized by management in determining segment profitability.
(3) Calculated by applying 2018 exchange rates to 2019 reported sales in regions outside the U.S.

CALLAWAY GOLF COMPANY
Supplemental Financial Information and Non-GAAP Reconciliation
(Unaudited)
(In thousands)

	Three Months Ended June 30,
	2019				2018
	As Reported	Non-Cash Purchase Accounting Adjustments(1)	Acquisition & Other Non- Recurring Costs(2)	Non- GAAP	As Reported	Non-Cash Purchase Accounting Adjustments(1)	Non- GAAP
Net sales	$446,708	$—	$—	$446,708	$396,311	$—	$396,311
Gross profit	206,817	(5,336)	—	212,153	192,697	—	192,697
% of sales	46.3%	—	—	47.5%	48.6%	—	48.6%
Operating expenses	161,618	1,208	1,603	158,807	118,377	254	118,123
Income (loss) from operations	45,199	(6,544)	(1,603)	53,346	74,320	(254)	74,574
Other income (expense), net	(9,093)	—	—	(9,093)	3,861	—	3,861
Income (loss) before income taxes	36,106	(6,544)	(1,603)	44,253	78,181	(254)	78,435
Income tax provision (benefit)	7,208	(1,505)	(369)	9,082	17,247	(58)	17,305
Net income (loss)	28,898	(5,039)	(1,234)	35,171	60,934	(196)	61,130
Less: Net income (loss) attributable to non-controlling interest	(33)	—	—	(33)	67	—	67
Net income (loss) attributable to Callaway Golf Company	$28,931	$(5,039)	$(1,234)	$35,204	$60,867	$(196)	$61,063

Diluted earnings (loss) per share:	$0.30	$(0.05)	$(0.02)	$0.37	$0.63	$—	$0.63
Weighted-average shares outstanding:	95,891	95,891	95,891	95,891	96,928	96,928	96,928

(1) Represents non-cash expenses related to the purchase accounting associated with the acquisitions of OGIO, TravisMathew and Jack Wolfskin.
(2) Represents non-recurring transaction and transition costs associated with the acquisition Jack Wolfskin, in addition to other non-recurring advisory fees.

CALLAWAY GOLF COMPANY
Supplemental Financial Information and Non-GAAP Reconciliation
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2019				2018
	As Reported	Non-Cash Purchase Accounting Adjustments(1)	Acquisition & Other Non- Recurring Costs(2)	Non- GAAP	As Reported	Non-Cash Purchase Accounting Adjustments(1)	Non- GAAP
Net sales	$962,905	$—	$—	$962,905	$799,502	$—	$799,502
Gross profit	445,250	(10,703)	—	455,953	393,159	—	393,159
% of sales	46.2%	—	—	47.4%	49.2%	—	49.2%
Operating expenses	330,415	2,416	6,326	321,673	232,855	508	232,347
Income (loss) from operations	114,835	(13,119)	(6,326)	134,280	160,304	(508)	160,812
Other expense, net	(20,672)	—	(3,896)	(16,776)	(2,173)	—	(2,173)
Income (loss) before income taxes	94,163	(13,119)	(10,222)	117,504	158,131	(508)	158,639
Income tax provision (benefit)	16,764	(3,017)	(2,351)	22,132	34,466	(117)	34,583
Net income (loss)	77,399	(10,102)	(7,871)	95,372	123,665	(391)	124,056
Less: Net loss attributable to non-controlling interest	(179)	—	—	(179)	(57)	—	(57)
Net income (loss) attributable to Callaway Golf Company	$77,578	$(10,102)	$(7,871)	$95,551	$123,722	$(391)	$124,113

Diluted earnings (loss) per share:	$0.81	$(0.10)	$(0.08)	$0.99	$1.28	$—	$1.28
Weighted-average shares outstanding:	96,153	96,153	96,153	96,153	96,981	96,981	96,981

(1) Represents non-cash expenses related to the purchase accounting associated with the acquisitions of OGIO, TravisMathew and Jack Wolfskin.
(2) Represents non-recurring transaction and transition costs associated with the acquisition Jack Wolfskin, in addition to other non-recurring advisory fees.

CALLAWAY GOLF COMPANY
Non-GAAP Reconciliation and Supplemental Financial Information
(Unaudited)
(In thousands)

	2019 Trailing Twelve Month Adjusted EBITDA					2018 Trailing Twelve Month Adjusted EBITDA
	Quarter Ended					Quarter Ended
	September 30,	December 31,	March 31,	June 30,		September 30,	December 31,	March 31,	June 30,
	2018	2018	2019	2019	Total	2017	2017	2018	2018	Total
Net income (loss)	$9,517	$(28,499)	$48,647	$28,931	$58,596	$3,060	$(19,386)	$62,855	$60,867	$107,396
Interest expense, net	1,056	704	9,639	10,260	21,659	642	2,004	1,528	1,661	5,835
Income tax provision (benefit)	1,335	(9,783)	9,556	7,208	8,316	1,486	(4,354)	17,219	17,247	31,598
Depreciation and amortization expense	4,996	5,186	7,977	9,022	27,181	4,309	4,799	4,737	5,029	18,874
Non-cash stock compensation expense	3,511	3,555	3,435	3,530	14,031	4,181	3,064	2,999	3,465	13,709
Adjusted EBITDA	$20,415	$(28,837)	$79,254	$58,951	$129,783	$13,678	$(13,873)	$89,338	$88,269	$177,412
Acquisitions & other non-recurring costs, before taxes	1,521	(2,269)	13,986	6,939	20,177	3,377	1,677	—	—	5,054
Adjusted EBITDA	$21,936	$(31,106)	$93,240	$65,890	$149,960	$17,055	$(12,196)	$89,338	$88,269	$182,466

CALLAWAY GOLF COMPANY
Supplemental Financial Information and Non-GAAP Guidance Reconciliation
(Unaudited)

	Diluted Loss Per Share		Diluted Earnings/(Loss) per Share
	Third Quarter 2019	Full Year 2019	Third Quarter 2018	Full Year 2018
Amortization of purchase accounting items(1)
TravisMathew/OGIO	$—	$(0.01)	$—	$(0.01)
Jack Wolfskin	(0.01)	(0.12)	—	—
	$(0.01)	$(0.13)	$—	$(0.01)

Acquisition and Other Non-Recurring Costs(2)
Acquisition/Other	$(0.02)	$(0.09)	$(0.01)	$(0.03)
Purchase price hedge (gain)/loss	—	(0.03)	—	0.04
	$(0.02)	$(0.12)	$(0.01)	$0.01

Total	$(0.03)	$(0.25)	$(0.01)	$—

(1) 2018 and 2019 includes the amortization of intangible assets in connection with the Ogio and TravisMathew acquisitions completed in January and August 2017, respectively. 2019 also includes the amortization of intangible assets and inventory step-up in connection with the Jack Wolfskin acquisition completed in January 2019.

(2) Represents non-recurring transaction and transition costs associated with the acquisition Jack Wolfskin, in addition to other non-recurring advisory fees.

CALLAWAY GOLF COMPANY
Supplemental Financial Information and Non-GAAP Guidance Reconciliation
(Unaudited)
(In millions)

Amounts excluded from Adjusted EBITDA	Third Quarter 2019	Full Year 2019	Third Quarter 2018	Full Year 2018

Amortization of purchase accounting items(1)
TravisMathew/OGIO	$0.3	$1.0	$0.3	$1.0
Jack Wolfskin	1.3	15.0	—	—
	$1.6	$16.0	$0.3	$1.0

Acquisition and Other Non-Recurring Costs(2)
Acquisition/Other	$2.8	$11.8	$1.5	$3.7
Purchase price hedge (gain)/loss	—	3.2	—	(4.4)
	$2.8	$15.0	$1.5	$(0.7)

Total	$4.4	$31.0	$1.8	$0.3

(1) 2018 and 2019 includes the amortization of intangible assets in connection with the Ogio and TravisMathew acquisitions completed in January and August 2017, respectively. 2019 also includes the amortization of intangible assets and inventory step-up in connection with the Jack Wolfskin acquisition completed in January 2019.

(2) Represents non-recurring transaction and transition costs associated with the acquisition Jack Wolfskin, in addition to other non-recurring advisory fees.

CALLAWAY GOLF COMPANY
Consolidated Net Sales by Product Category Reclassified For New Segment Presentation
(Unaudited)
(In thousands)

As of January 1, 2019, the Company changed the composition of its operating and reportable segments on the basis of golf equipment and soft goods products. For comparability purposes, the table below presents the Company's 2018 consolidated net sales by product category reclassified to conform with the new segment presentation in the comparable periods of 2019.

	Reclassified
	Three Months Ended								Year Ended
	March 31, 2018		June 30, 2018		September 30, 2018		December 31, 2018		December 31, 2018
Net sales:
Golf Clubs	$257,441	63.9%	$232,802	58.7%	$142,396	54.2%	$84,654	46.9%	$717,293	57.7%
Golf Balls	54,922	13.6%	65,882	16.6%	44,661	17.0%	30,189	16.7%	195,654	15.7%
Apparel	12,149	3.0%	30,779	7.8%	27,352	10.4%	27,718	15.3%	97,998	7.9%
Gear and Other	78,679	19.5%	66,848	16.9%	48,245	18.4%	38,117	21.1%	231,889	18.7%
	$403,191	100.0%	$396,311	100.0%	$262,654	100.0%	$180,678	100.0%	$1,242,834	100.0%